Exhibit 99.2


UNITED RETAIL GROUP, INC.

                                                       RAPHAEL BENAROYA
                                                       Chairman and
                                                       Chief Executive Officer



April 28, 2005

Mr. John Pound, Managing Member
Integrity Brands Fund IIS, LLC
258 Harvard Street # 313
Brookline, MA 02446

Dear John:

I have enjoyed our recent discussions. Frankly, I have been surprised and pleased by our personal, as well as substantive, synergy. In retrospect, it's too bad that there were some miscommunications in the past, but I am glad that we have put those behind us.

I and the Board look forward to developing a working relationship with you, through a continuing, regular series of discussions with you about URGI's business and governance. You, and your colleagues, have experience in the specialty retail and apparel arena. We look forward to availing ourselves of your offer to provide input.

Accordingly, I will meet periodically with you, to gain your input on key business issues facing the specialty retail sector and URGI. You will have the opportunity to meet periodically with our Board to discuss the Company's business and governance topics. Again, you are welcome to communicate with any of our outside Directors. You are also welcome to share ideas or viewpoints with Directors. I will also meet with other members of your group who may add some expert viewpoint on certain areas of our business.

With respect to the Board, let me confirm what you and I have discussed privately. As I have been saying in our conference calls for some time, we face heightened competition, and dramatic changes in our business. In light of these realities, the Nominating Committee recognizes the importance of maintaining a high performance Board. Although we have an extremely capable Board, given the current environment, I believe that it is a good time to consider expanding skill sets on our Board.

Accordingly, this year, our Board, through the Nominating Committee, will undertake a search for two additional Board members who meet the criteria contained in our Nominating Committee Charter and have expertise relevant to multi-channel specialty retail. We will seek to add these candidates to our current Board at or prior to the 2006 Annual Meeting of Stockholders.


            365 West Passaic Street/Rochelle Park/New Jersey 07662
    tel: 201.845.8799 fax: 201.845.6309 e-mail: rbenaroya@unitedretail.com
                             www.unitedretail.com

Integrity Brands Funds IIS, LLC
April 28, 2005
Page 2


I will invite you to discuss the search process with the Nominating Committee, and to make specific suggestions with respect to director candidates. In addition, you will be welcome to speak with the Committee, and the Board overall to suggest any new governance policies and practices that can maximize the performance of our Board.

I hope that we have fruitful and productive discussions in the coming months. I look forward to your input, and to your support, as a major shareholder, as we drive the business forward.

                                             Sincerely,

                                             United Retail Group, Inc.


                                             By: /s/ Raphael Benaroya
                                                 --------------------------
                                             Name:   Raphael Benaroya
                                             Title:  Chairman, President
                                             and Chief Executive Officer